UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 14, 2019

e.l.f. Beauty, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37873	46-4464131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

570 10th Street
Oakland, CA 94607
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (510) 778-7787
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.02	Results of Operations and Financial Condition.
On February 26, 2019, e.l.f. Beauty, Inc. (the "Company") issued a press release announcing its financial results for the fourth quarter and fiscal year ended December 31, 2018, a copy of which is attached hereto as Exhibit 99.1.
The information in this Item 2.02 of Current Report on Form 8-K and Exhibit 99.1 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or the Securities and Exchange Commission’s rules and regulations, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such a filing.

Item 2.05	Costs Associated with Exit or Disposal Activities.
On February 14, 2019, as part of its on-going strategic assessment, the board of directors of the Company committed to, and approved a plan to, exit the stand-alone e.l.f. retail store business (the “e.l.f. Store Closing”). As part of the e.l.f. Store Closing, the Company will close all 22 of its retail stores and implement a workforce reduction of its employees that manage and operate the Company's retail stores. The Company currently expects the e.l.f. Store Closing to be completed by March 31, 2019, though all of the retail stores will close for business permanently on February 26, 2019.
The e.l.f. Store Closing will result in the termination of the employment of approximately 185 retail store employees and approximately 8 corporate employees who manage and operate the retail stores. All affected employees are being offered a severance program. The affected employees were informed of the e.l.f. Store Closing on February 26, 2019.
The Company currently expects to incur one-time, pre-tax charges and costs associated with the e.l.f. Store Closing of approximately $23.0 to $25.0 million in total, which will be recorded in the three-month transition period ending March 31, 2019.
The Company currently expects pre-tax charges associated with: (i) employee severance payments to be approximately $0.5 million; (ii) acceleration of rent expense to be approximately $16.0 million; (iii) write-off of other assets, including property and equipment, to be approximately $5.0 to $6.0 million; and (iv) moving costs and other related expenses to be approximately $1.5 to $2.5 million.
The employee severance payments and moving costs and other related expenses are expected to be cash expenditures. The asset write-offs and acceleration of rent expense are non-cash items. Cash expenditures, however, may be required to settle outstanding liabilities with third parties even if the Company has written off the assets associated with those third parties (such as with liabilities associated with the retail store leases). Actual cash payments to those third parties could differ materially from the amount of the write-off of the applicable assets.
The above estimated costs and charges are preliminary and may vary materially based on various factors, including the Company’s cost mitigation initiatives and changes in management’s assumptions and projections. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the e.l.f. Store Closing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 26, 2019, John P. Bailey notified the Company of his decision to resign as President and Chief Financial Officer of the Company to pursue other opportunities. Mr. Bailey’s resignation will be effective March 31, 2019.
Mr. Bailey will continue to serve as the Company’s President and Chief Financial Officer until the effective date of his resignation. Mr. Bailey will continue to serve as the Company’s principal financial officer and principal accounting officer until the earlier of the effective date of his resignation or the transition of his finance- and accounting-related responsibilities to a new or interim principal financial officer and a new or interim principal accounting officer.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Press release dated February 26, 2019

Forward-looking statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to the e.l.f. Store Closing (including the Company's expectations regarding the completion date of the e.l.f. Store Closing, the Company's expectations regarding the charges and costs associated with the e.l.f. Store Closing, and the Company's expectations regarding the period in which such charges and costs will be recorded) and those statements related to Mr. Bailey's resignation. These forward-looking statements are based on management's current expectations, estimates, forecasts, projections, beliefs, and assumptions and are not guarantees of future performance. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risks and uncertainties that are described in the Company’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, as updated from time to time in the Company's filings with the Securities and Exchange Commission. Existing and potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

e.l.f. Beauty, Inc.

Date: February 26, 2019	By:	/s/ John P. Bailey
John P. Bailey
President and Chief Financial Officer